Exhibit 10.26

AGREEMENT FOR

GRANT OF PERFORMANCE SHARES

RECITALS

A.	Greg Hansen and AmericanWest Bank (the “Bank”), a wholly-owned subsidiary of AmericanWest Bancorporation (“AWBC”) are, contemporaneously with this Grant of Performance Shares, entering into an Employment Agreement pursuant to which Mr. Hansen will be employed by Bank as Executive Vice President/Director of Commercial Lending.

B.	Bank and AWBC wish to incent Mr. Hansen to remain with the Bank for the near future by granting him, in addition to his regular salary and such other compensation as may be granted him from time to time in the course of his employment, performance shares in AWBC pursuant to the terms and conditions set forth herein.

GRANT AGREEMENT

1.	Effective May 23, 2005, AWBC grants Greg Hansen Seven Thousand Five Hundred (7,500) shares of AWBC common stock (the “Performance Shares”) as a Performance Stock award under AWBC’s 2001 Incentive Stock Plan. Ownership in such Performance Shares shall vest on May 22, 2010 (the “Vesting Date”) only in accordance with the following conditions:

(a)	Mr. Hansen is continuously employed by the Bank through May 22, 2010.

(b)	For each full calendar year between January 1, 2005 and the Vesting Date for which AWBC has a Return on Average Assets of less than one percent (1.0%), twenty percent (20%) of the Performance Shares that otherwise would have vested on the Vesting Date shall lapse and all of Mr. Hansen’s rights thereto shall thereupon cease.

(c)	Except as otherwise provided in Section 2, all of Mr. Hansen’s rights to vesting in the Performance Shares shall cease upon the termination of his service as an employee of the Bank.

2.	If Mr. Hansen terminates his employment for Good Reason or is terminated without Cause (as “Good Reason” and “Cause” are defined in that certain Employment Agreement between Mr. Hansen and the Bank dated as of May 23, 2005), there will be an immediate acceleration of vesting of all Performance Shares granted hereunder.

Agreed to this 23th day of May, 2005:

/s/ Robert M. Daugherty	/s/ Greg Hansen
Robert M. Daugherty, President & CEO	Greg Hansen
AmericanWest Bancorporation